Exhibit 10.7

Participation Agreement

This Participation Agreement is by and between Mark Boelke (“Executive”) and Entravision Communications Corporation (the “Company”).

Effective as of the Effective Date (defined below), the Company will provide severance benefits to Executive as provided in the Company’s Executive Severance and Change in Control Plan (the “Plan”), a copy of which is attached hereto as Exhibit A and incorporated herein.

This Participation Agreement, and Executive’s participation in the Plan, will be effective as of the latest date of the signatures below (the “Effective Date”). Executive acknowledges and agrees that, as of the Effective Date, the severance benefits that may be provided to Executive under the Plan supersede and replace in their entirety any severance benefits Executive may have (A) under any other plan, policy or practice previously maintained by the Company or any of its affiliates that may have been applicable to Executive, and (B) under any individually negotiated employment agreement, offer letter or equity award agreement between Executive and the Company or any of its affiliates entered into prior to the date hereof, including the Executive Employment Agreement entered into effective as of January 1, 2023 between Executive and the Company, as amended.

The Compensation Committee of the Board of Directors of the Company (the “Administrator” under the Plan) has designated Executive as a Group II Executive under the Plan.

To accept the terms of this Participation Agreement and Executive’s participation in the Plan, effective as of the Effective Date, the parties have signed and dated this Participation Agreement as set forth below.

Entravision Communications Corporation Executive

/s/ Alexander La Brie /s/ Mark Boelke

Name: Alexander La Brie Name: Mark Boelke

Title: Global Head, Human Resources,

Learning and Talent

Date: March 18, 2024 Date: March 18, 2024

Exhibit A

Entravision Communications Corporation
Executive Severance and Change in Control Plan

(attached)